Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-276267, 333-261874 and 333-253258) on Form S-8, registration statement (No. 333-277310) on Form S-3, and registration statements (No.333-279439, 333-273177, 333-268763 and 333-266417) on Form S-1 of Benitec Biopharma Inc. of our report dated September 26, 2024, relating to the consolidated financial statements of Benitec Biopharma Inc., appearing in this Annual Report on Form 10-K of Benitec Biopharma Inc. for the year ended June 30, 2024.

/s/ BAKER TILLY US, LLP

San Jose, California
September 26, 2024